UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

RENAL CARE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

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     In connection with the proposed transaction, Renal Care Group plans to file with the SEC and mail to its shareholders a proxy statement that will contain information about Renal Care Group, Fresenius Medical Care AG, the proposed merger and related matters. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement and a proxy card from Renal Care Group by mail, shareholders will also be able to obtain the proxy statement, as well as other filings containing information about Renal Care Group, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from Renal Care Group.

     Renal Care Group and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Renal Care Group’s shareholders with respect to the proposed merger. Fresenius Medical Care AG may also be deemed a participant in such solicitation. Information regarding Renal Care Group’s executive officers and directors is available in Renal Care Group’s proxy statement, dated April 28, 2005, for its 2005 annual meeting of shareholders. Information regarding any interests that Renal Care Group’s executive officers and directors may have in the transaction with Fresenius Medical Care AG will be set forth in the proxy statement that Renal Care Group intends to file with the SEC in connection with the proposed merger.

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Q.	Do I need to apply for a job with Fresenius Medical Care?

A.	No. You will continue to be employed by Renal Care Group both before and after Fresenius Medical Care acquires Renal Care Group. Since Fresenius Medical Care is buying the common stock of Renal Care Group, Renal Care Group will continue to exist after the transaction. As we communicated to you earlier, there are no planned closings of Renal Care Group dialysis facilities nor planned changes in wages or benefits.

Q.	I currently have PTO/Vacation accumulated. Will I keep my PTO/Vacation when the merger is complete?

A.	Yes. Your accumulated PTO/Vacation will transfer to Fresenius Medical Care, and you will be allowed to use it in the usual course either before or after closing.

Q.	Will I maintain my seniority when the merger is complete?

A.	Yes. Fresenius Medical Care will recognize your original hire date and your prior years of service for all of Fresenius Medical Care’s current benefit plans.

Q.	Can I accept shares of stock in Fresenius Medical Care instead of the $48.00 per share cash offer for my shares of Renal Care Group common stock?

A.	No. Fresenius Medical Care will pay $48.00 per share in cash when the transaction closes. You will receive instructions on how to surrender your shares soon after the transaction closes. If you have options to buy Renal Care Group common stock, you will receive instructions on how to receive the difference between the $48.00 deal price and the strike price for your options.

Q.	I still have questions about other items such as the 401(k) plan and tuition reimbursement. When will I receive information about these types of programs?

A.	Fresenius Medical Care offers a comprehensive benefit package that is comparable in the aggregate to your current Renal Care Group benefit plan. Our agreement with Fresenius Medical Care requires them to provide salary and benefits to Renal Care Group’s associates that are comparable in the aggregate to what Renal Care Group has in place today. The transition planning is just now beginning and as more details become available, we will communicate them to you.

In connection with the proposed transaction, Renal Care Group plans to file with the SEC and mail to its shareholders a proxy statement that will contain information about Renal Care Group, Fresenius, the proposed merger and related matters. Shareholders are urged to read the proxy statement carefully when it is available, as it will contain important information that shareholders should consider before making a decision about the merger. In addition to receiving the proxy statement and proxy card by mail, shareholders will also be able to obtain the proxy statement, as well as other filings containing information about Renal Care Group, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from Renal Care Group.

Renal Care Group and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Renal Care Group’s shareholders with respect to the proposed merger. Fresenius Medical Care AG may also be deemed a participant in such solicitation. Information regarding Renal Care Group’s executive officers and directors is available in Renal Care Group’s proxy statement, dated April 28, 2005, for its 2005 annual meeting of shareholders. Information regarding any interests that Renal Care Group’s executive officers and directors may have in the transaction with Fresenius will be set forth in the proxy statement that Renal Care Group intends to file with the SEC in connection with the proposed merger.